151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Tom Cowhey 860-273-2402 cowheyt@aetna.com

News Release _________________________________________________________

AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2011 RESULTS

•	Fourth-quarter 2011 operating earnings per share (1) were $.97

•	Full-year 2011 operating earnings per share (1) were $5.17

•	Net income per share was $1.02 for the fourth quarter 2011 and $5.22 for the full year

•	Total medical benefit ratio was 80.7 percent in the fourth quarter 2011 and 79.6 percent for the full year

•	Medical membership totaled 18.5 million members at December 31, 2011

•	Aetna reaffirms full-year 2012 projected operating earnings per share of approximately $5.00 (2)

HARTFORD, Conn., February 1, 2012 - Aetna (NYSE: AET) today announced fourth-quarter 2011 operating earnings (1) of $354.3 million, or $.97 per share, a per share increase of 54 percent over 2010. Full-year 2011 operating earnings (1) were $1.97 billion, or $5.17 per share, a per share increase of 40 percent over 2010. The increases in both the fourth quarter and full year 2011 operating earnings were largely the result of strong performance across all product lines. Fourth-quarter 2011 operating earnings included favorable prior-period reserve development of approximately $63 million after tax. Net income for the fourth quarter was $372.6 million, or $1.02 per share, including $.05 per share of net realized capital gains. Full-year net income was $1.99 billion, or $5.22 per share, a per share increase of 25 percent over 2010.

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Fourth-Quarter Financial Results at a Glance

(Millions, except per share results)	2011	2010	Change
Revenue, excluding net realized capital gains (3)	$8,544.1	$8,512.1	—
Operating earnings	354.3	255.0	39%
Net income	372.6	215.6	73%

Per share results:
Operating earnings	$.97	$.63	54%
Net income	1.02	.53	92%

Weighted average common shares - diluted	365.8	403.3

Full-Year Financial Results at a Glance

(Millions, except per share results)	2011	2010	Change
Revenue, excluding net realized capital gains (3)	$33,611.9	$34,018.5	(1)%
Operating earnings	1,965.7	1,555.4	26%
Net income	1,985.7	1,766.8	12%

Per share results:
Operating earnings	$5.17	$3.68	40%
Net income	5.22	4.18	25%

Weighted average common shares - diluted	380.2	422.9

“Our excellent operating performance caps off a strong year for Aetna, our customers and our shareholders,” said Mark T. Bertolini, Aetna chairman, CEO and president. “During 2011, we made strategic investments in acquisitions and technologies that created a unique set of capabilities to both extend Aetna's core health business and poise us to capitalize on exciting new consumer and provider opportunities emerging in the marketplace.

“Our goal is to evolve to a more consumer-centric company that provides health solutions to help people live healthier lives. We are combining our innovative health benefits, cutting-edge technologies and collaborative provider relationships to create a health system that is higher quality, more connected, convenient and cost-effective. Aetna's Accountable Care Solutions (ACS) business is using our new capabilities to bring providers and patients closer together, with our latest community launches in St. Joseph, Missouri; Phoenix; and San Diego. Our most recent win is with the State of Maine, where we have been awarded both an administrative services contract covering the State's 33,000 employees and their families and a contract to develop ACO models across the State. This success underscores the strength of our core business and how our ACS investments are enhancing that core,” said Bertolini.

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“In the fourth quarter and throughout the year, Aetna's commercial underwriting performance benefited from low medical utilization, our pricing discipline, our medical cost management strategies and our unit cost controls," said Joseph M. Zubretsky, Aetna senior executive vice president and CFO. “Aetna's strong operating results and significant capital generation allow us to continue investing for the future.

“In 2012 we are again looking for ways to enhance shareholder value through effective capital deployment. We recently closed the Vitality Re III reinsurance transaction for catastrophe risk protection, which frees up capital that can be used in an accretive manner. With this transaction and our substantial operating cash flows, we now expect to have $1.35 billion of deployable capital for 2012,” said Zubretsky.

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Operating earnings of $361.8 million for the fourth quarter of 2011, compared with $280.4 million for the corresponding period in 2010. The increase in operating earnings was primarily due to higher commercial underwriting margins as a result of low medical utilization, continued pricing discipline, medical cost management and unit cost control. Operating earnings included approximately $63 million and $67 million after tax of favorable prior-period reserve development in the fourth quarters of 2011 and 2010, respectively. Prior-period reserve development for the fourth quarter of 2011 relates primarily to third quarter 2011 incurred health care costs.

•	Total revenue for the fourth quarter of 2011, which includes net realized capital gains, was $7.97 billion compared with $7.90 billion for the fourth quarter of 2010.

•	Medical benefit ratios (MBRs) for the fourth quarters 2011 and 2010 were as follows:

	2011	2010
Commercial	79.0%	80.7%
Medicare	84.8%	91.1%
Medicaid	88.9%	86.0%
Total	80.7%	83.0%

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•
Excluding favorable prior-period reserve development, the Total MBR was 82.1 percent and 84.5 percent for the fourth quarters of 2011 and 2010, respectively. Total medical costs include favorable development of prior-period health care cost estimates of $98 million and $104 million in the fourth quarters of 2011 and 2010, respectively.

•
Excluding favorable prior-period reserve development, the Commercial MBR was 80.7 percent and 82.3 percent for the fourth quarters of 2011 and 2010, respectively. Commercial medical costs include favorable prior-period development of $86 million and approximately $88 million in the fourth quarters of 2011 and 2010, respectively.

•
Excluding favorable prior-period reserve development, the Medicare MBR was 85.4 percent for the fourth quarter of 2011. Medicare medical costs include favorable prior-period development of $7 million in the fourth quarter of 2011. There was no significant development of prior period Medicare health care cost estimates in the fourth quarter of 2010.

•
Sequentially, fourth quarter 2011 medical membership increased by 229,000 to 18.459 million, primarily from the acquisition of Genworth Financial's Medicare Supplement business and 65,000 members in our Administrative Services Contract business; dental membership increased by 23,000 to 13.670 million and pharmacy benefit management services membership increased by 14,000 to 8.820 million.

•	Net income was $374.7 million for the fourth quarter of 2011, compared with $244.7 million for the fourth quarter of 2010.

Full-year 2011 operating earnings for Health Care were $1.96 billion, compared with $1.65 billion in 2010. The increase in operating earnings was largely the result of strong performance across all product lines, a continued result of low medical utilization, disciplined execution of our pricing and medical cost management strategies and unit cost controls. Our underwriting margins in 2011 and 2010 included $207 million before tax and $118 million before tax of favorable prior-years reserve development, respectively. Full-year 2011 net income was $1.95 billion, compared to $1.81 billion in 2010. Full-year 2011 Commercial MBR was 77.9 percent, compared to 80.6 percent for 2010.

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Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Operating earnings of $27.8 million for the fourth quarter of 2011, compared with $20.5 million for the fourth quarter of 2010. The increase was primarily due to higher underwriting margins in our life and disability products.

•	Net income of $36.3 million for the fourth quarter of 2011, compared with $24.9 million for the fourth quarter of 2010.

•
Revenues (3) of $488.3 million for the fourth quarter of 2011, compared with $502.6 million for the fourth quarter of 2010. Fourth-quarter total revenue, which includes net realized capital gains, was $501.5 million in 2011 and $509.4 million in 2010.

Full-year 2011 operating earnings for Group Insurance were $153.0 million, compared with $128.0 million in 2010. The increase was primarily due to higher underwriting margins on our life and disability products partially offset by lower underwriting margins on our long-term care products. Full-year 2011 net income was $181.8 million, compared to $179.6 million in 2010.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:

•	Operating earnings of $4.3 million for the fourth quarter of 2011, compared with $6.4 million for the fourth quarter of 2010.

•	Net income of $1.2 million for the fourth quarter of 2011, compared with a net loss of $1.7 million for the fourth quarter of 2010.
Full-year 2011 operating earnings for Large Case Pensions were $20.7 million, compared with $27.8 million for 2010. The decrease is consistent with the run-off nature of this segment. Full-year 2011 net income was $21.8 million, compared to $29.0 million for 2010.

Total company results

•
Revenues (3) for the fourth quarter of 2011 were $8.54 billion, compared with $8.51 billion for the fourth quarter of 2010. For full-year 2011, revenues (3) were $33.61 billion compared with $34.02 billion for 2010. Total Revenue, which includes net realized capital gains, was $8.57 billion and $8.54 billion for the fourth quarters of 2011 and 2010, respectively, and $33.78 billion and $34.25 billion for the full years 2011 and 2010, respectively.

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•
Operating Expenses (1) were $1.83 billion for the fourth quarter of 2011. The operating expense ratio (4) was 21.5 percent in the fourth quarter of 2011 and 21.2 percent in the fourth quarter of 2010. Including net realized capital gains and other items, these ratios were 21.4 percent and 22.1 percent for the fourth quarters of 2011 and 2010, respectively.

For full-year 2011, the operating expense ratio (4) increased to 19.8 percent from 19.3 percent in 2010 primarily reflecting the addition of fee-based businesses with operating expenses higher than the company average. Including net realized capital gains and other items, these ratios were 20.1 percent and 19.0 percent for the full years 2011 and 2010, respectively.

•
Corporate Financing Interest Expense was $38.8 million and $44.9 million after tax for the fourth quarters of 2011 and 2010, respectively. Corporate Financing interest expense was $160.5 million after tax for the full year of 2011, compared with $165.5 million for 2010.

•
Net Income was $372.6 million for the fourth quarter of 2011 compared with $215.6 million for the fourth quarter of 2010. For full-year 2011, net income increased 12 percent to $1.99 billion, compared to $1.77 billion in 2010.

•
Pre-tax Operating Margin (5) was 7.9 percent for the fourth quarter of 2011 compared with 5.5 percent for the fourth quarter of 2010. For the fourth quarter of 2011, the after-tax net income margin was 4.3 percent compared to 2.5 percent for 2010. For full-year 2011, the pre-tax operating margin (5) was 10.2 percent compared to 8.0 percent for 2010. The after-tax net income margin for full-year 2011 was 5.9 percent compared to 5.2 percent for 2010.

•
The Tax Rate for the fourth quarter of 2011 was 38.6 percent. This fourth quarter result reflects a non-recurring provision related to a legacy state tax matter. The full year 2011 tax rate was 35.5 percent.

•	Share Repurchases totaled 14.4 million shares at a cost of $585 million in the fourth quarter of 2011, bringing full-year total repurchases to 45.1 million shares, at a cost of $1.81 billion.

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Aetna's conference call to discuss fourth-quarter 2011 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.

The conference call also can be accessed by dialing 888-503-8171 or +1-719-457-2713 for international callers. The company suggests participants dial in approximately 10 minutes before the call. The access code is 4812761. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or +1-719-457-0820 for international callers. The replay access code is 4812761. Telephone replays will be available from 11 a.m. ET on February 1, 2012, until 11 p.m. ET on February 14, 2012.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving approximately 36.4 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
(Millions)	2011	2010	2011	2010
Revenue:
Health care premiums	$6,928.5	$6,891.4	$27,189.2	$27,610.6
Other premiums	438.9	438.0	1,775.8	1,822.1
Fees and other revenue	973.4	903.5	3,716.1	3,529.5
Net investment income	203.3	279.2	930.8	1,056.3
Net realized capital gains	28.2	27.8	167.9	227.5
Total revenue	8,572.3	8,539.9	33,779.8	34,246.0

Benefits and expenses:
Health care costs	5,593.2	5,720.7	21,653.5	22,719.6
Current and future benefits	442.6	524.8	1,876.5	2,013.4
Operating expenses:
Selling expenses	277.8	297.8	1,104.8	1,226.6
General and administrative expenses	1,555.1	1,591.8	5,699.6	5,292.4
Total operating expenses	1,832.9	1,889.6	6,804.4	6,519.0
Interest expense	59.6	69.1	246.9	254.6
Amortization of other acquired intangible assets	37.1	23.2	120.7	95.2
Total benefits and expenses	7,965.4	8,227.4	30,702.0	31,601.8

Income before income taxes	606.9	312.5	3,077.8	2,644.2
Income taxes	234.3	96.9	1,092.1	877.4
Net income	$372.6	$215.6	$1,985.7	$1,766.8

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Summary of Results

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
(Millions)	2011	2010	2011	2010
Operating earnings	$354.3	$255.0	$1,965.7	$1,555.4
Voluntary early retirement program	—	—	(89.1)	—
Transaction-related costs	—	(43.1)	—	(43.1)
Litigation-related insurance proceeds	—	16.4	—	101.5
Severance and facilities charge	—	(30.8)	—	(30.8)
Net realized capital gains	18.3	18.1	109.1	183.8
Net income (GAAP measure)	$372.6	$215.6	$1,985.7	$1,766.8

Weighted average common shares - basic	358.5	396.0	372.5	415.7

Weighted average common shares - diluted	365.8	403.3	380.2	422.9

Per Common Share
Operating earnings	$.97	$.63	$5.17	$3.68
Voluntary early retirement program	—	—	(.24)	—
Transaction-related costs	—	(.11)	—	(.10)
Litigation-related insurance proceeds	—	.04	—	.24
Severance and facilities charge	—	(.07)	—	(.07)
Net realized capital gains	.05	.04	.29	.43
Net income (GAAP measure)	$1.02	$.53	$5.22	$4.18

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Segment Information (6)

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
(Millions)	2011	2010	2011	2010
Health Care:
Revenue, excluding net realized capital gains	$7,951.4	$7,871.1	$31,132.1	$31,442.7
Net realized capital gains	19.9	33.5	121.9	161.3
Total revenue (GAAP measure)	$7,971.3	$7,904.6	$31,254.0	$31,604.0

Commercial Medical Benefit Ratio:
Premiums	$5,144.6	$5,199.7	$20,263.9	$20,632.2
Health care costs (GAAP measure)	$4,063.4	$4,194.6	$15,787.9	$16,624.4
Favorable development of prior-period
health care cost estimates	86.3	87.3
Health care costs, excluding prior-period development	$4,149.7	$4,281.9

Commercial MBR (GAAP measure)	79.0%	80.7%	77.9%	80.6%
Commercial MBR, excluding prior-period reserve development	80.7%	82.3%

Medicare Medical Benefit Ratio:
Premiums	$1,384.5	$1,387.4	$5,485.0	$5,896.1
Health care costs (GAAP measure)	$1,174.6	$1,264.3	$4,608.0	$5,148.3
Favorable development of prior-period
health care cost estimates	7.4	—
Health care costs, excluding prior-period development	$1,182.0	$1,264.3

Medicare MBR (GAAP measure)	84.8%	91.1%	84.0%	87.3%
Medicare MBR, excluding prior-period reserve development	85.4%	91.1%

Total Medical Benefit Ratio:
Premiums	$6,928.5	$6,891.4	$27,189.2	$27,610.6
Health care costs (GAAP measure)	$5,593.2	$5,720.7	$21,653.5	$22,719.6
Favorable development of prior-period
health care cost estimates	98.0	103.6
Health care costs, excluding prior-period development	$5,691.2	$5,824.3

Total MBR (GAAP measure)	80.7%	83.0%	79.6%	82.3%
Total MBR, excluding prior-period reserve development	82.1%	84.5%

Operating earnings	$361.8	$280.4	$1,955.7	$1,650.1
Voluntary early retirement program	—	—	(89.1)	—
Transaction-related costs	—	(43.1)	—	(43.1)
Litigation-related insurance proceeds	—	16.4	—	101.5
Severance and facilities charge	—	(30.8)	—	(30.8)
Net realized capital gains	12.9	21.8	79.2	131.0
Net income (GAAP measure)	$374.7	$244.7	$1,945.8	$1,808.7

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Segment Information continued (6)

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
(Millions)	2011	2010	2011	2010

Group Insurance:
Revenue, excluding net realized capital gains	$488.3	$502.6	$1,981.2	$2,051.2
Net realized capital gains	13.2	6.8	44.4	67.4
Total revenue (GAAP measure)	$501.5	$509.4	$2,025.6	$2,118.6

Operating earnings	$27.8	$20.5	$153.0	$128.0
Net realized capital gains	8.5	4.4	28.8	51.6
Net income (GAAP measure)	$36.3	$24.9	$181.8	$179.6

Large Case Pensions:
Revenue, excluding net realized capital (losses) gains	$104.4	$138.4	$498.6	$524.6
Net realized capital (losses) gains	(4.9)	(12.5)	1.6	(1.2)
Total revenue (GAAP measure)	$99.5	$125.9	$500.2	$523.4

Operating earnings	$4.3	$6.4	$20.7	$27.8
Net realized capital (losses) gains	(3.1)	(8.1)	1.1	1.2
Net income (loss) (GAAP measure)	$1.2	$(1.7)	$21.8	$29.0

Total Company:
Revenue, excluding net realized capital gains (A)	$8,544.1	$8,512.1	$33,611.9	$34,018.5
Net realized capital gains	28.2	27.8	167.9	227.5
Total revenue (GAAP measure) (B)	$8,572.3	$8,539.9	$33,779.8	$34,246.0

Business segment operating expenses (C)	$1,831.7	$1,790.0	$6,662.5	$6,431.0
Corporate Financing segment operating expenses (7)	1.2	11.3	4.9	130.7
Operating expenses, including Corporate Financing segment (D)	1,832.9	1,801.3	6,667.4	6,561.7
Voluntary early retirement program	—	—	137.0	—
Transaction-related costs	—	66.2	—	66.2
Litigation-related insurance proceeds	—	(25.3)	—	(156.3)
Severance and facilities charge	—	47.4	—	47.4
Total operating expenses (GAAP measure) (E)	$1,832.9	$1,889.6	$6,804.4	$6,519.0

Operating Expenses Ratios:
Business segment operating expense ratio (C)/(A)	21.4%	21.0%	19.8%	18.9%
Operating expense ratio (D)/(A)	21.5%	21.2%	19.8%	19.3%
Total operating expense ratio (E)/(B) (GAAP measure)	21.4%	22.1%	20.1%	19.0%

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Membership

	December 31,	September 30,	December 31,
(Thousands)	2011	2011	2010
Medical Membership:
Commercial	16,626	16,561	16,824
Medicare	398	396	435
Medicaid	1,272	1,261	1,199
Medicare Supplement	163	12	10
Total Medical Membership	18,459	18,230	18,468

Consumer-Directed Health Plans (8)	2,387	2,399	2,184

Dental Membership:
Commercial	12,071	12,095	12,137
Medicare & Medicaid	652	653	639
Network Access (9)	947	899	971
Total Dental Membership	13,670	13,647	13,747

Pharmacy Benefit Management Membership:
Commercial	8,177	8,162	8,555
Medicare Prescription Drug Plan (stand-alone)	427	429	608
Medicare Advantage Prescription Drug Plan	189	188	227
Medicaid	27	27	27
Total Pharmacy Benefit Management Services	8,820	8,806	9,417

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Operating Margins

	For the Three Months		For the Year Ended
	Ended December 31,		December 31,
(Millions)	2011	2010	2011	2010
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$675.4	$465.3	$3,414.5	$2,723.8
Interest expense	(59.6)	(69.1)	(246.9)	(254.6)
Amortization of other acquired intangible assets	(37.1)	(23.2)	(120.7)	(95.2)
Voluntary early retirement program	—	—	(137.0)	—
Transaction-related costs	—	(66.2)	—	(66.2)
Litigation-related insurance proceeds	—	25.3	—	156.3
Severance and facilities charge	—	(47.4)	—	(47.4)
Net realized capital gains	28.2	27.8	167.9	227.5
Income before income taxes (GAAP measure)	$606.9	$312.5	$3,077.8	$2,644.2

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets, net of tax	$417.3	$315.0	$2,204.7	$1,782.8
Interest expense, net of tax	(38.8)	(44.9)	(160.5)	(165.5)
Amortization of other acquired intangible assets, net of tax	(24.2)	(15.1)	(78.5)	(61.9)
Voluntary early retirement program, net of tax	—	—	(89.1)	—
Transaction-related costs, net of tax	—	(43.1)	—	(43.1)
Litigation-related insurance proceeds, net of tax	—	16.4	—	101.5
Severance and facilities charge, net of tax	—	(30.8)	—	(30.8)
Net realized capital gains, net of tax	18.3	18.1	109.1	183.8
Net income (GAAP measure) (B)	$372.6	$215.6	$1,985.7	$1,766.8

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (C)	$8,544.1	$8,512.1	$33,611.9	$34,018.5
Net realized capital gains	28.2	27.8	167.9	227.5
Total revenue (GAAP measure) (D)	$8,572.3	$8,539.9	$33,779.8	$34,246.0

Operating and Net Income Margins:
Pretax operating margin (A)/(C)	7.9%	5.5%	10.2%	8.0%
After-tax net income margin (B)/(D) (GAAP measure)	4.3%	2.5%	5.9%	5.2%

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(1) Operating earnings and operating earnings per share exclude from net income net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

The following items are excluded from operating earnings because we believe they neither relate to the ordinary course of our business nor reflect our underlying business performance:

•
In July 2011, we announced a voluntary early retirement program.  In connection with the voluntary early retirement program, we recorded a one-time charge of $89.1 million ($137.0 million pretax) during the third quarter of 2011.

•
In the fourth quarter of 2010, we recorded transaction-related costs of $43.1 million ($66.2 million pretax). These costs related to our Pharmacy Benefit Management Subcontract Agreement with CVS Caremark Corporation and the announced acquisition of Medicity Inc.

•
Following a Pennsylvania Supreme Court ruling in June 2009, we recorded litigation-related insurance proceeds of $16.4 million ($25.3 million pretax) and $101.5 million ($156.3 million pretax) for the three months and year ended December 31, 2010, respectively, from our liability insurers related to certain litigation we settled in 2003.

•
In the fourth quarter of 2010 we recorded severance and facilities charges of $30.8 million ($47.4 million pretax). The 2010 severance and facilities charges related to actions taken in 2010 or committed to be taken in 2011.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 9 through 11 and 13 of this press release.

(2) Projected operating earnings per share exclude from net income any future net realized capital gains and losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Aetna is not able to project the amount of future net realized capital gains and losses or any such other items and therefore cannot reconcile projected operating earnings to projected net income in any period. Projected operating earnings per share for the full year 2012 reflect approximately 353 million weighted average diluted shares.

(3) Revenue excludes net realized capital gains and losses as noted in (1) above. Refer to the tables on pages 10, 11 and 13 of this press release for a reconciliation of revenue excluding net realized capital gains and losses to revenue calculated under GAAP.

(4) The operating expense ratio reflects the inclusion of the Corporate Financing segment in operating expenses and excludes net realized capital gains and losses and other items, if any. For a reconciliation of this metric to the comparable GAAP measure refer to page 11 of this press release.

(5) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(6) Revenue and operating expense information is presented before income taxes. Operating earnings is presented net of income taxes.

(7) Our Corporate Financing segment is not a business segment. It is added to our business segments to reconcile to our consolidated results. The Corporate Financing segment includes interest expense on our outstanding debt and the financing components of our pension and other postretirement benefit plan expenses.

(8) Represents members in consumer-directed health plans included in Aetna's Commercial medical membership.

(9) Represents members in products that allow these members access to Aetna's dental provider network for a nominal fee.

Aetna/15

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share, deployable capital and weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, particularly the implementation of health care reform legislation and changes in Aetna's future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios. Components of the legislation will be phased in over the next six years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including health insurance exchanges and the implementation of medical loss ratios, require further guidance and clarification both at the federal level and in the form of regulations and actions by state legislatures to implement the law. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform, changes in health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; our ability to diversify our sources of revenue and earnings; adverse program, pricing or funding actions by federal or state government payors; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the success of our health information technology initiatives; the ability to successfully integrate our businesses (including Medicity, Prodigy Health Group, PayFlex, and Genworth Financial Inc.'s Medicare Supplement business and other businesses we acquire in the future) and implement multiple strategic and operational initiatives simultaneously; managing executive succession and key talent retention, recruitment and development; the outcome of various litigation and regulatory matters, including the CMS risk adjustment audits of certain of our Medicare contracts, guaranty fund assessments and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; reputational issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the ability to develop and maintain relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to maintain our relationships with third party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2010 Annual Report on Form 10-K and Aetna's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011 (Aetna's "Quarterly Reports"), each on file with the Securities and Exchange Commission (the “SEC”). You also should read Aetna's 2010 Annual Report and Aetna's 2011 Quarterly Reports on file with the SEC and Aetna's 2011 Annual Report on Form 10-K when filed with the SEC for a discussion of Aetna's historical results of operations and financial condition.